Exhibit 10.40

Non-Employee Director Compensation

The Chairman of the Board of Directors receives an annual retainer of $120,000 for his services as Chairman and his attendance at meetings of the Board of Directors and committees of the Board. Each other non-employee director (the “non-employee directors”) receives an annual retainer of $60,000 for his or her services as a director.  In addition, the Chairman of the Board of Directors receives an annual grant of restricted stock with a value equal to $135,000, and each other non-employee director receives an annual grant of restricted stock with a value equal to $100,000. Chairmen of the Audit, Compensation and Nominating and Governance Committees receive an annual retainer of $35,000, $25,000 and $20,000, respectively. Non-chair members of the Audit Committee receive an annual retainer of $20,000, and non-chair members of the Compensation and Nominating and Governance Committee receive an annual retainer of $10,000 and $7,500, respectively.

From time to time, the Board of Directors of the Company may form ad hoc committees. Each non-employee director who serves on an ad hoc committee receives $1,000 for each meeting of the ad hoc committee that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends.

The Company maintains a supplemental executive and director retirement savings plan pursuant to which non-employee directors may defer up to 100 percent of their cash director fees and make pre-tax contributions to an investment account established in their name.  Participants in the supplemental executive and director retirement savings plan are fully vested in their contributions to the plan, and direct the investment of their accounts in investment alternatives that the Company selects.  All contributions to the plan are subject to claims of our creditors.

The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.